Exhibit 99.1

PharMerica Names Geoffrey G. Meyers to Its Board of Directors

LOUISVILLE, Ky.—(BUSINESS WIRE)—Nov. 20, 2009— PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy and hospital pharmacy management services, announced that it has appointed Geoffrey G. Meyers to the Company’s Board of Directors.

Prior to his retirement in 2006, Mr. Meyers served as Chief Financial Officer and Executive Vice President and Treasurer for Manor Care, Inc. (formerly NYSE: HCR), where he had responsibility for administration and financial management. Prior to his tenure with Manor Care, Mr. Meyers held a variety of management positions during a 20-year career with Owens-Illinois, Inc.

Mr. Meyers has served on numerous Boards, including serving as a member of the Board of Directors of the former Health Care & Retirement Corporation. He is currently Chairman of the Board of the Trust Company of Toledo, a northwestern Ohio trust bank, and serves as Treasurer of the Board of Directors of Mercy Health Partners, the northern region of Catholic Health Partners. In 2004, Mr. Meyers was appointed to the Board of the State Teachers Retirement System of Ohio. Mr. Meyers received his bachelor of business administration degree from Northwestern University and a master of business administration degree from Ohio State University.

In commenting on the addition of Mr. Meyers to the Board, Thomas P. Mac Mahon, PharMerica’s Chairman of the Board, said, “We are excited to have Mr. Meyers join our Board. His twenty years of service in the long-term care industry should bring valuable experience to our Company.”

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 41 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

Source: PharMerica Corporation

PharMerica Corporation

Michael J. Culotta, 502-627-7475

Executive Vice President and Chief Financial Office

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